Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS FOURTH QUARTER AND FULL YEAR 2008
RESULTS AND PROVIDES 2009 FORECAST
•	Q4 EPS of $0.19 Include Restructuring and Other Charges of $0.90

•	Q4 Comparable EPS of $1.09 vs. $1.18 in 2007; Within Forecast Range

•	Q4 Revenue Declines 18%; Operating Revenue Decreases 7%

•	Full-Year EPS of $3.52 Include Restructuring and Other Charges of $0.97

•	Full-Year Comparable EPS of $4.49 Increase from $4.21 in 2007

•	Full-Year Revenue Decreases 6%; Operating Revenue Increases 1%

•	2009 Comparable EPS Forecast of $2.70 to $3.40, Excludes $0.10 Carry-Over Restructuring Charge

•	Pension Expense Increase of $0.69 Per Share Included in 2009 EPS Forecast
     MIAMI, February 4, 2009 — Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) were $0.19 for the three-month period ended December 31, 2008, compared with EPS of $1.24 in the year-earlier period. Net earnings for the fourth quarter were $10.6 million, compared with $71.9 million in the year-earlier period. EPS and net earnings in the current period included a charge of $0.90 and $49.7 million, respectively, related primarily to restructuring and other items partially offset by the reversal of contingent income tax accruals. EPS and net earnings in the year-earlier period included a benefit of $0.06 and $3.6 million, respectively, related primarily to changes in Canadian income tax laws. Excluding these items, EPS were down 8% to $1.09 and net earnings were down 12% to $60.3 million.
     Revenue for the fourth quarter of 2008 was $1.37 billion, down 18% from $1.67 billion in the comparable period last year. Revenue was impacted by a previously announced change from gross to net revenue reporting in a subcontracted transportation agreement, which has no impact on operating revenue or earnings. Revenue comparisons were also adversely impacted by declining fuel prices and unfavorable foreign exchange rate movements related to international operations. Operating revenue (revenue excluding Fleet Management Solutions fuel and all subcontracted transportation) was $1.11 billion, down 7% compared with $1.19 billion in the year-earlier period. Unfavorable foreign exchange rates impacted operating revenue by 5%. Fleet Management Solutions (FMS) business segment revenue decreased 10% due primarily to lower fuel services revenue. FMS operating revenue declined 4% due to unfavorable foreign exchange rate movements and lower commercial rental revenue, which more than offset contractual revenue growth. Supply Chain Solutions (SCS) business segment revenue declined 35% largely due to a previously announced change from gross to net reporting, as noted above. SCS operating revenue declined 13% due primarily to lower automotive volumes and unfavorable foreign exchange rate movements. Dedicated Contract Carriage (DCC) business segment revenue and operating revenue decreased 13% and 12%, respectively, due to the impact of the non-renewal of certain customer contracts, lower volumes, and the pass through of lower fuel costs.
     Ryder Chairman and Chief Executive Officer Greg Swienton commented, “We delivered full-year comparable earnings growth, operating revenue growth, and positive free cash flow, following more than two full years of a U.S. freight recession, which began in the third quarter of 2006. We also successfully completed four accretive acquisitions in 2008. We are pleased that we delivered fourth quarter earnings within our previous forecast range. In the quarter, we saw significant deterioration in general economic conditions, particularly affecting our transactional commercial rental business. This more than offset continuing strength in our contractual FMS business, which grew by 4% in the quarter, adjusted for foreign exchange. In addition to the steps we took throughout the year to adjust the size of the commercial rental fleet, we announced aggressive strategic actions in the quarter to better position us for the market conditions we anticipate in the coming year.”
Full-Year 2008 Results
     Revenue for the full-year 2008 was $6.20 billion, a decrease of 6% from $6.57 billion in the comparable period of 2007. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) of $4.70 billion was up 1% from $4.64 billion in the same period of 2007. Net earnings were $199.9 million compared with $253.9 million in the year-earlier period. EPS were $3.52 compared with $4.24 in the same period of 2007. Comparable net earnings were $254.8 million, up 1% from $251.9 million in 2007. Comparable EPS of $4.49 were up 7% from $4.21 in 2007. Comparable earnings and EPS exclude: second quarter 2008 charges in the Company’s SCS operations in Brazil to adjust accruals and tax deferrals related to prior years; net restructuring and other items recognized in the fourth quarter of 2008 and the third quarter of 2007; and income tax benefits associated with tax law changes in both years and reversals of contingent tax accruals in 2008.
     Operating cash flow for the full-year 2008 was $1.26 billion, up 14% from $1.10 billion in 2007. Total cash generated (including proceeds from used vehicle sales) for the full-year 2008, was $1.58 billion, down 6% from $1.69 billion in 2007, primarily due to proceeds of $150 million from a sale leaseback transaction completed in 2007. Free cash flow in 2008 was $348.9 million, compared with $374.6 million in 2007.
Fourth Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment and excludes restructuring and other items.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, revenue in the fourth quarter of 2008 was $976.3 million, down 10% compared with the year-earlier period. Fuel services revenue decreased 25% compared with the same period in 2007, due to lower fuel prices and reduced volume. Operating revenue (revenue excluding fuel) was $736.7 million, down 4% compared with $764.8 million in the year-earlier period. Both FMS revenue and operating revenue included an unfavorable foreign exchange impact of 4%. Full service lease revenue was flat with the year-earlier period reflecting an increase of 5% in the North American market, including acquisitions, offset by unfavorable foreign exchange rate movements. Contract maintenance revenue increased 2%, organically, due to new sales activity partially offset by the impact of unfavorable exchange rates. Commercial rental revenue decreased 15% compared with the year-earlier period, due to weak global market demand, lower pricing, and unfavorable foreign exchange impacts.

     The FMS business segment’s NBT was $86.6 million, down 15% compared with $102.3 million in 2007. This decrease was related primarily to a decline in global commercial rental results partially offset by improved contractual business performance and acquisitions. Commercial rental results were impacted by weak market demand which drove lower utilization and reduced pricing. FMS segment earnings also included an unfavorable foreign exchange impact of 3%. Business segment NBT as a percentage of operating revenue was 11.7%, down 170 basis points compared with 13.4% a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process — from materials and components to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, fourth quarter 2008 revenue was $357.2 million, down 35% from $545.8 million in the comparable period of 2007. Revenue declined largely due to a previously announced change in reporting of a transportation services arrangement from a gross to a net basis. This change arose from a customer contract modification effective January 1, 2008, and does not affect operating revenue or earnings. Excluding this contract change, revenue declined 13%. Operating revenue (revenue excluding subcontracted transportation) was $294.8 million, down 13% from $337.2 million in the comparable period a year ago. Operating revenue declined primarily due to lower automotive volumes, and an unfavorable foreign exchange impact of 7%.
     The SCS business segment’s NBT was $15.0 million, down 21% from $18.9 million in the same quarter of 2007, driven by lower international operating results and, to a lesser extent, the impact of lower automotive revenue. This was partially offset by lower compensation costs. Business segment NBT as a percentage of operating revenue was 5.1%, down 50 basis points compared with 5.6% in 2007.

Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, fourth quarter 2008 revenue was $126.2 million, down 13% compared with $144.3 million in 2007. Operating revenue (revenue excluding subcontracted transportation) was $123.6 million, down 12% compared with $140.3 million in the year-earlier period. Revenue decreased due to the impact of the non-renewal of customer contracts, lower volumes, as well as the pass through of lower fuel costs.
     The DCC business segment’s NBT was $12.7 million, up 4% compared with $12.3 million in 2007. Business segment NBT was positively impacted by better operating margins and improved efficiencies. Business segment NBT as a percentage of operating revenue was 10.3%, up 160 basis points compared with 8.7% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the fourth quarter of 2008, CSS costs were $45.3 million, reduced 12% from $51.3 million in the year-earlier period. The improvement in CSS costs primarily reflects lower compensation, and prior-year severance expense. Full-year 2008 CSS costs were $185.5 million, down 3% from $190.5 million in 2007.
Restructuring and Other Items
     Earnings for the fourth quarter 2008 included an after-tax charge of $49.7 million or $0.90 per diluted share related primarily to restructuring and other items, partially offset by the reversal of contingent income tax accruals.
     Pre-tax restructuring and other items totaled $64.0 million ($57.6 million after tax) for the fourth quarter. A pre-tax charge of $37.5 million ($36.0 million after tax) was recognized for exit costs associated with a previously announced plan to discontinue current supply chain operations in Brazil, Argentina, Chile, and Europe. The exit costs represent employee-related costs, including severance and other termination benefits, asset impairment charges and contract termination costs. The Company also recognized a pre-tax restructuring charge of $10.7 million ($6.9 million after tax) associated with a previously announced workforce reduction of approximately 700 positions, primarily in the U.S. In addition, as previously announced, the Company recognized a non-cash, pre-tax impairment charge of $10.3 million (also $10.3 million after tax) related to the write-down of goodwill associated with the European Fleet Management Solutions business segment. The Company also recognized a charge of $5.5 million ($4.4 million after tax) for reserves and impairments related to long-term international assets, which had not been previously announced.
     The Company recognized an income tax benefit of $7.9 million associated with the reversal of reserves for uncertain tax positions primarily as a result of expiring statutes of limitation.
Income Taxes
     The Company’s effective income tax rate in the fourth quarter of 2008 was 67.9% of pre-tax earnings compared to 35.6% in the year-earlier period. The current period income tax rate was impacted by non-deductible restructuring and other charges described above. These adverse impacts were partially offset by the reversal of reserves for uncertain tax positions described above. The prior period income tax rate reflects a benefit of $3.3 million (3.0% of pre-tax earnings) primarily for the impact of income tax rate changes in Canada. Excluding these items, the Company’s comparable effective income tax rate was 37.9% of pre-tax comparable earnings versus 38.7% in the year-earlier period.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth.

These contracts are long-term agreements that result in predictable revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures were $1.27 billion for the full-year 2008, compared with $1.20 billion in 2007. The increase in capital expenditures reflects higher spending on contractual full service lease vehicles, partially offset by lower spending on transactional commercial rental vehicles. Net capital expenditures (including proceeds from the sale of assets) were $1.00 billion, up from $671 million in 2007. The increase reflects higher gross capital expenditures of $74 million, prior-year proceeds of $150 million from a sale leaseback transaction, and lower proceeds from used vehicles sales of $109 million.
     The Company completed four acquisitions in 2008. Cash paid for acquisitions totaled $247 million in 2008, compared with $75 million in the prior year.
Balance Sheet and Leverage
     Balance sheet debt as of December 31, 2008 of $2.86 billion, increased by $86.7 million compared with year-end 2007, due primarily to acquisitions and stock repurchases partially offset by free cash flow. Shareholders’ equity of $1.35 billion decreased $542.4 million due to unrecognized pension plan losses and foreign currency translation adjustments. Unrecognized pension plan losses represent the change in the plans’ funded status as a result of market declines in 2008. The leverage ratio for balance sheet debt as of December 31, 2008 was 213%, compared with 147% at year-end 2007. Total obligations to equity as of December 31, 2008 were 225%, up from 157% at year-end 2007. The increase in the Company’s leverage ratios was largely driven by unrecognized pension plan losses, stock repurchases, foreign currency translation adjustments, and acquisitions. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts related to those assets. However, in the current uncertain environment, the Company has temporarily paused share repurchases and does not expect to reach the higher end of its long-term range.

2009 Forecast
     Ryder forecasts full-year 2009 earnings to be in the range of $2.60 to $3.30 per diluted share. Comparable full-year 2009 earnings are forecast to be in the range of $2.70 to $3.40 per diluted share, and exclude an anticipated $0.10 per share of additional restructuring costs related to the previously announced restructuring initiatives. Full-year comparable EPS were $4.49 in 2008. The anticipated earnings decline is driven by a significant increase in annual pension expense of $0.69. In addition, we anticipate lower commercial rental and used vehicle sales results, and a negative impact from automotive industry production declines. These items are partially offset by recently announced workforce and other cost reduction initiatives, benefits from acquisitions, and prior share repurchases. The Company is also establishing a first quarter 2009 EPS forecast of $0.40 to $0.50, compared with $0.96 in 2008, primarily due to lower pension expense and stronger market conditions in the prior year.
     Revenue for the full-year 2009 is forecast to be approximately $5.4 billion compared with $6.2 billion in 2008. Operating revenue for the full-year 2009 is forecast to be $4.3 billion compared with $4.7 billion in 2008. Revenue comparisons are adversely impacted by forecasted lower fuel prices and foreign exchange rates. In Fleet Management Solutions, core contractual leasing and maintenance revenue is expected to grow 1%, or up 4% excluding foreign exchange. Commercial rental revenue is forecast to be down by 15%. Supply Chain revenue is forecast to decrease by 22%. SCS operating revenue is anticipated to decrease by 20%, or 13% excluding the impacts of foreign exchange and fuel. Dedicated Contract Carriage revenue is expected to decrease by 8%. DCC operating revenue is expected to decrease 10%, or 4% excluding the impact of fuel.
     Commenting on the Company’s outlook, Mr. Swienton said, “We enter 2009 with a strong balance sheet, a lean, effective organizational structure, and a team that’s well prepared to manage through cyclical impacts of a prolonged recession and market downturn. Our improved business model, including centralized asset management processes, and the coordinated responsiveness of our organization continue to serve us well in tempering the full impact of these unprecedented economic times. Additionally, we took proactive strategic and tactical steps in the fourth quarter to further align our cost structure and resources with what we expect to be a soft economic environment throughout the year. Clearly we face challenging headwinds that are directly related to global economic and market conditions. Chief among them is a significant increase in pension expense driven by poor performance in the overall stock market in 2008. In addition, we are experiencing the overall effect of a weak global economy on our transactional commercial rental and used vehicle sales operations, and challenges facing our Supply Chain customers in the automotive industry. Despite these factors, we’re targeting new customer outsourcing opportunities in our contractual product lines, focusing on strong retention of our existing customers, and evaluating additional acquisition opportunities. Our strong balance sheet, good availability of capital, and the free cash flow generated by our business model are of particular value in enabling Ryder to capitalize on opportunities in the current environment. While we are certainly facing a difficult environment in the current period, we believe that our actions will position the Company well for long-term profitable growth in the future.”
     The Company anticipates 2009 capital expenditures to be $940 million; net capital expenditures (including proceeds from sale of assets) are expected to be $685 million. Cash from operations is forecast to be $980 million with total cash generated of $1.30 billion and free cash flow of $365 million in 2009. Total obligations to equity are forecast to decline from 225% at year-end 2008 to approximately 183% at year-end 2009.
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 371st on the FORTUNE 500® and 1,631st on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.
# # #
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, customer acceptance or competition, customer retention levels, unexpected volume declines, automotive plant shutdowns and shift eliminations, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, the timing and impact of the restructuring activities announced in Q4 2008, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, changes in economic and market conditions affecting the commercial rental market or the sale of used vehicles, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, lack of accretive acquisition opportunities, inability to achieve planned synergies and customer retention levels from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, changes in general economic conditions, further decline in pension plan returns, sudden or unusual changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, February 4, 2009, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Robert Sanchez.
•	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH7667649 and Passcode: RYDER.

•	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-754-7906 (outside U.S. dial 1-203-369-3333), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.
04-09

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended December 31, 2008 and 2007
(In millions, except per share amounts)

	Three Months		Year Ended
	2008	2007	2008	2007

Revenue	$1,373.8	1,666.2	$6,203.7	6,566.0

Operating expense	618.3	713.7	3,029.6	2,776.9
Salaries and employee-related costs	331.5	363.1	1,399.1	1,410.4
Subcontracted transportation	65.0	212.6	323.4	950.5
Depreciation expense	213.7	209.7	843.5	816.0
Gains on vehicle sales, net	(6.3)	(7.4)	(39.3)	(44.1)
Equipment rental	19.0	25.4	80.1	93.3
Interest expense	41.6	39.7	157.3	160.1
Miscellaneous (income) expense, net	(0.6)	(2.1)	1.7	(15.9)
Restructuring and other charges (recoveries), net	58.4	(0.3)	58.4	13.3

	1,340.6	1,554.4	5,853.8	6,160.5

Earnings before income taxes	33.2	111.8	349.9	405.5
Provision for income taxes	(22.6)	(39.9)	(150.0)	(151.6)

Net earnings	$10.6	71.9	$199.9	253.9

Earnings per common share — Diluted	$0.19	1.24	$3.52	4.24

Weighted-average shares outstanding — Diluted	55.5	58.1	56.8	59.8

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	(unaudited)
	December 31,	December 31,
	2008	2007

Assets:

Cash and cash equivalents	$120.3	116.5
Other current assets	830.9	1,105.6
Revenue earning equipment, net	4,565.2	4,501.4
Operating property and equipment, net	546.8	518.7
Other assets	626.3	612.4

	$6,689.5	6,854.6

Liabilities and shareholders’ equity:

Short-term debt / current portion of long-term debt	$384.3	222.7
Other current liabilities	726.9	796.7
Long-term debt	2,478.5	2,553.4
Other non-current liabilities (including deferred income taxes)	1,754.6	1,394.2
Shareholders’ equity	1,345.2	1,887.6

	$6,689.5	6,854.6

SELECTED KEY RATIOS

	December 31,	December 31,
	2008	2007

Debt to equity	213%	147%
Total obligations to equity (a) *	225%	157%

	Twelve months ended December 31,
	2008	2007

Return on average shareholders’ equity	11.2%	14.2%
Return on average assets	2.9%	3.7%
Return on capital*	7.3%	7.4%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended December 31, 2008 and 2007
(Dollars in millions)

	Three Months			Year Ended
	2008	2007	B(W)	2008	2007	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$505.4	503.9	0%	$2,042.1	1,965.3	4%
Contract maintenance	42.2	41.6	2%	168.1	159.6	5%

Contractual revenue	547.6	545.5	0%	2,210.2	2,124.9	4%
Contract-related maintenance	43.7	48.5	(10)%	193.9	198.8	(2)%
Commercial rental	128.7	152.0	(15)%	557.5	583.3	(4)%
Other	16.7	18.8	(11)%	73.1	72.4	1%
Fuel	239.6	320.6	(25)%	1,415.3	1,183.2	20%

Total Fleet Management Solutions	976.3	1,085.4	(10)%	4,450.0	4,162.6	7%
Supply Chain Solutions	357.2	545.8	(35)%	1,643.1	2,250.3	(27)%
Dedicated Contract Carriage	126.2	144.3	(13)%	547.8	567.6	(4)%
Eliminations	(85.9)	(109.3)	21%	(437.2)	(414.5)	(5)%

Total revenue	$1,373.8	1,666.2	(18)%	$6,203.7	6,566.0	(6)%

Operating Revenue: *
Fleet Management Solutions	$736.7	764.8	(4)%	$3,034.7	2,979.4	2%
Supply Chain Solutions	294.8	337.2	(13)%	1,330.7	1,314.5	1%
Dedicated Contract Carriage	123.6	140.3	(12)%	536.8	552.9	(3)%
Eliminations	(45.6)	(52.7)	13%	(197.7)	(210.2)	6%

Total operating revenue	$1,109.5	1,189.6	(7)%	$4,704.5	4,636.6	1%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$86.6	102.3	(15)%	$398.5	373.7	7%
Supply Chain Solutions	15.0	18.9	(21)%	42.7	63.2	(32)%
Dedicated Contract Carriage	12.7	12.3	4%	49.6	47.4	5%
Eliminations	(8.4)	(8.1)	(5)%	(31.8)	(31.2)	(2)%

	105.9	125.4	(16)%	459.0	453.1	1%
Unallocated Central Support Services	(8.7)	(14.0)	38%	(38.7)	(44.4)	13%

Earnings before restructuring and other (charges) / recoveries; net and income taxes	97.2	111.4	(13)%	420.3	408.7	3%
Restructuring and other (charges) / recoveries; net and other items	(64.0)	0.4	NM	(70.4)	(3.2)	NM

Earnings before income taxes	33.2	111.8	(70)%	349.9	405.5	(14)%
Provision for income taxes	(22.6)	(39.9)	43%	(150.0)	(151.6)	1%

Net earnings	$10.6	71.9	(85)%	$199.9	253.9	(21)%

*	Non-GAAP financial measure

Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended December 31, 2008 and 2007
(Dollars in millions)

	Three Months			Year Ended
	2008	2007	B(W)	2008	2007	B(W)

Fleet Management Solutions

Total revenue	$976.3	1,085.4	(10%)	$4,450.0	4,162.6	7%
Fuel revenue	(239.6)	(320.6)	(25%)	(1,415.3)	(1,183.2)	20%

Operating revenue *	$736.7	764.8	(4%)	$3,034.7	2,979.4	2%

Segment earnings before income taxes	$86.6	102.3	(15%)	$398.5	373.7	7%

Earnings before income taxes as % of total revenue	8.9%	9.4%		9.0%	9.0%

Earnings before income taxes as % of operating revenue *	11.7%	13.4%		13.1%	12.5%

Supply Chain Solutions

Total revenue	$357.2	545.8	(35%)	$1,643.1	2,250.3	(27%)
Subcontracted transportation	(62.4)	(208.6)	(70%)	(312.4)	(935.8)	(67%)

Operating revenue *	$294.8	337.2	(13%)	$1,330.7	1,314.5	1%

Segment earnings before income taxes	$15.0	18.9	(21%)	$42.7	63.2	(32%)

Earnings before income taxes as % of total revenue	4.2%	3.5%		2.6%	2.8%

Earnings before income taxes as % of operating revenue *	5.1%	5.6%		3.2%	4.8%

Memo: Fuel costs	$22.7	35.6	36%	$147.4	124.5	(18%)

Dedicated Contract Carriage

Total revenue	$126.2	144.3	(13%)	$547.8	567.6	(4%)
Subcontracted transportation	(2.6)	(4.0)	(35%)	(11.0)	(14.7)	(25%)

Operating revenue *	$123.6	140.3	(12%)	$536.8	552.9	(3%)

Segment earnings before income taxes	$12.7	12.3	4%	$49.6	47.4	5%

Earnings before income taxes as % of total revenue	10.1%	8.5%		9.1%	8.4%

Earnings before income taxes as % of operating revenue *	10.3%	8.7%		9.2%	8.6%

Memo: Fuel costs	$22.4	29.3	24%	$123.0	107.1	(15%)

*	Non-GAAP financial measure

Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(Dollars in millions)
OPERATING REVENUE RECONCILIATION

	Three months		Year Ended
	2008	2007	2008	2007

Total revenue	$1,373.8	1,666.2	$6,203.7	6,566.0
Fuel services and subcontracted transportation revenue	(304.6)	(533.2)	(1,738.7)	(2,133.7)
Fuel eliminations	40.3	56.6	239.5	204.3

Operating revenue *	$1,109.5	1,189.6	$4,704.5	4,636.6

CASH FLOW RECONCILIATION

	Year ended December 31,
	2008	2007

Net cash provided by operating activities	$1,255.7	1,102.9
Proceeds from sales (primarily revenue earning equipment)	264.9	373.6
Proceeds from sale & leaseback of assets	—	150.3
Collections on direct finance leases	61.9	63.4
Other, net	0.5	1.6

Total cash generated *	1,583.0	1,691.8
Capital expenditures	(1,234.1)	(1,317.2)

Free cash flow *	$348.9	374.6

SCS REVENUE RECONCILIATION

	Three months			Year Ended
	2008	2007	B(W)	2008	2007	B(W)

Total SCS revenue	$357.2	545.8	(35%)	$1,643.1	2,250.3	(27%)
Customer contract modification	—	(133.3)	(100%)	—	(640.0)	(100%)

Adjusted total SCS revenue*	$357.2	412.5	(13%)	$1,643.1	1,610.3	2%

DEBT TO EQUITY RECONCILIATION

	December 31,		December 31,
	2008	% to Equity	2007	% to Equity
On-balance sheet debt	$2,862.8	213%	$2,776.1	147%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	163.0		178.0

Total obligations *	$3,025.8	225%	$2,954.1	157%

RETURN ON CAPITAL RECONCILIATION

	Year ended December 31,
	2008	2007

Net earnings (12-month rolling period)	$199.9	253.9
+ Restructuring and other items	70.5	1.5
+ Income taxes	150.0	151.6

Adjusted earnings before income taxes	420.4	407.0
+ Adjusted interest expense (b)	165.0	169.1
- Adjusted income taxes (c)	(230.5)	(220.0)

= Adjusted net earnings for ROC (numerator)	$354.9	356.1

Average total debt	$2,881.9	2,847.7
+ Average off-balance sheet debt	170.7	150.1
+ Average adjusted total shareholders’ equity (d)	1,788.1	1,791.7

= Adjusted average total capital (denominator)	$4,840.7	4,789.5

Adjusted ROC *	7.3%	7.4%

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Income taxes were calculated using the effective income tax rate for the period exclusive of comparable earnings items.

(d)	Represents shareholders’ equity excluding comparable earnings items for those periods.

*	Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.
Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)

	December 31, 2008
	Three Months			Year Ended
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings

Revenue	$1,373.8	—	1,373.8	$6,203.7	—	6,203.7

Operating expense (exclusive of items shown separately) (a)	618.3	(3.9)	614.4	3,029.6	(8.8)	3,020.8
Salaries and employee-related costs	331.5	—	331.5	1,399.1	—	1,399.1
Subcontracted transportation (b)	65.0	—	65.0	323.4	(1.6)	321.8
Depreciation expense (c)	213.7	(1.6)	212.1	843.5	(1.6)	841.9
Gains on vehicle sales, net	(6.3)	—	(6.3)	(39.3)	—	(39.3)
Equipment rental	19.0	—	19.0	80.1	—	80.1
Interest expense	41.6	—	41.6	157.3	—	157.3
Miscellaneous (income) expense, net	(0.6)	—	(0.6)	1.7	—	1.7
Restructuring and other charges, net (d)	58.4	(58.4)	—	58.4	(58.4)	—

	1,340.6	(64.0)	1,276.6	5,853.8	(70.4)	5,783.4

Earnings before income taxes	33.2	64.0	97.2	349.9	70.4	420.3
Provision for income taxes (e)	(22.6)	(14.3)	(36.9)	(150.0)	(15.6)	(165.6)

Net earnings	$10.6	49.7	60.3	$199.9	54.9	254.8

Tax Rate	67.9%		37.9%	42.9%		39.4%

Weighted-average shares outstanding — Diluted	55.5		55.5	56.8		56.8

Earnings per common share-Diluted	$0.19		$1.09	$3.52		$4.49

	December 31, 2007
	Three Months			Year Ended
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings

Revenue	$1,666.2	—	1,666.2	$6,566.0	—	6,566.0

Operating expense (exclusive of items shown separately) (a)	713.7	—	713.7	2,776.9	—	2,776.9
Salaries and employee-related costs	363.1	—	363.1	1,410.4	—	1,410.4
Subcontracted transportation	212.6	—	212.6	950.5	—	950.5
Depreciation expense (c)	209.7	—	209.7	816.0	—	816.0
Gains on vehicle sales, net	(7.4)	—	(7.4)	(44.1)	—	(44.1)
Equipment rental	25.4	—	25.4	93.3	—	93.3
Interest expense	39.7	—	39.7	160.1	—	160.1
Miscellaneous income, net (f)	(2.1)	0.1	(2.0)	(15.9)	10.1	(5.8)
Restructuring and other (recoveries) charges, net (d)	(0.3)	0.3	—	13.3	(11.6)	1.7

	1,554.4	0.4	1,554.8	6,160.5	(1.5)	6,159.0

Earnings before income taxes	111.8	(0.4)	111.4	405.5	1.5	407.0
Provision for income taxes (e)	(39.9)	(3.2)	(43.1)	(151.6)	(3.4)	(155.0)

Net earnings	$71.9	(3.6)	68.3	$253.9	(2.0)	251.9

Tax Rate	35.6%		38.7%	37.4%		38.1%

Weighted-average shares outstanding — Diluted	58.1		58.1	59.8		59.8

Earnings per common share-Diluted	$1.24		$1.18	$4.24		$4.21

Notes:

(a)	$3.9 million international asset write-off in the fourth quarter 2008. $4.9 million charge for prior years’ adjustments associated with our Brazilian SCS operation for the year ended 2008.

(b)	$1.6 million charge for prior years’ adjustments associated with our Brazilian SCS operation for the year ended 2008.

(c)	$1.6 million international impairment charge in the fourth quarter 2008.

(d)	$37.5 million of international exit costs in the fourth quarter 2008.
$10.7 million workforce reduction in the fourth quarter 2008.
$10.3 asset impairment, including goodwill in the fourth quarter 2008.
$0.3 million of restructure benefits in the fourth quarter of 2007.
$11.6 million of exit costs for the year ended 2007.

(e)	$7.9 million of tax accrual reversals in the fourth quarter 2008.
$1.6 million of tax benefits related to tax law changes for the year ended 2008.
$3.3 million of tax benefits related to tax law changes for the year ended 2007.

(f)	$0.1 million and $10.1 million gain in the fourth quarter and year ended 2007, respectively, related to the sale of property.
Amounts are calculated independently for each component and may not be additive due to rounding.